EXHIBIT 3.1

CERTIFICATE OF TRUST

OF

PENNANTPARK PRIVATE INCOME FUND

This Certificate of Trust of PennantPark Private Income Fund (the “Trust”) has been duly executed and is being filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is “PennantPark Private Income Fund”.

2. Delaware Trustee. The name and the address of the trustee of the Trust having a principal place of business in the State of Delaware are Wilmington Trust, National Association, 1100 North Market Street, Suite 1300, Wilmington, DE 19801.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustees have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn, not in his individual capacity but solely as trustee

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Delaware trustee

By:	/s/ Michael Bochanski Jr.
Name: Michael Bochanski Jr.
Title: Vice President